Exhibit 10.1

[QUANTUM LETTERHEAD]

March 31, 2011

Mr. Jon Gacek

[address]

Dear Jon,

I am pleased to offer you the position of Chief Executive Officer and Board member for Quantum Corporation. This is an officer position reporting to the Board of Directors.

In conjunction with this promotion, your base salary will be $585,000 annually ($48,750 monthly). You will also be eligible to participate in Quantum's Chief Executive Officer Annual Incentive plan. Your bonus target opportunity will be 100% of your base salary although the actual amount of any payout will be determined as described in the Plan based on the achievement of specific performance criteria.

The Company will recommend to the Board of Directors that a grant of 1,300,000 stock options be made available to you. These options will be priced at fair market value on the day that they are approved by the Leadership & Compensation Committee of the BOD which occurs at the beginning of April. Your stock options will vest over four years as follows: 25% will cliff vest one year from the date of grant and the remainder will vest monthly thereafter at the rate of 1/48th of the original grant amount over the following three years. In addition to these options, you will also be granted 300,000 Restricted Stock Units (RSU). These RSUs will vest annually over a three-year period in 1/3 increments. This grant is intended to cover a two year period. You will be eligible for another annual grant in 2013.

As a Quantum executive, you will be covered by Quantum's Change of Control Program. An individual CEO agreement will be executed upon your start date.

In the event your employment is involuntarily terminated by the Company other than for "cause" (as defined in Quantum's Change in Control Agreement), and in a context other than a Change in Control (in which case Quantum's Change in Control Agreement shall be the sole source of severance benefits), Quantum will provide to you the equivalent of twelve (12) months of base salary and twelve months (12) of benefits continuation through COBRA in exchange for your execution of a separation agreement and general release.

Notwithstanding anything to the contrary in this offer letter, if you are a "specified employee" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and any guidance promulgated thereunder ("Section 409A") at the time of your termination of employment (other than due to death), then the severance benefits payable to you under this offer letter, if any, and any other severance payments or separation benefits that may be considered deferred compensation under Section 409A (together, the "Deferred Compensation Separation Benefits") otherwise due to you on or within the six (6) month period following your termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the date of your termination of employment. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your termination of employment but prior to the six (6) month anniversary of your date of termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum (less applicable withholding taxes) to your estate as soon as administratively practicable after the date of your death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

It is the intent of this offer letter to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. You and the Company agree to work together in good faith to consider amendments to this offer letter and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to you.

To confirm your acceptance of this offer, please sign and return an original copy of this letter to me in the San Jose office. This offer letter, if accepted, supercedes and replaces your offer letter dated August 25, 2006, as amended.

Jon, on behalf of the Board members, I'd like to extend our congratulations on this new opportunity and express our confidence in your ability to lead the company as we move forward.

Sincerely,

/s/ Rick Belluzzo

Rick Belluzzo

Chairman

Quantum Corporation

I understand and accept the terms of this promotion.

Signed /s/ Jon Gacek Date March 31, 2011

Jon Gacek

Start Date: April 1, 2011